[ L E T T E R H E A D O F S I D L E Y A U S T I N B R O W N & W O O D L L P ]

August 29, 2005

Colgate-Palmolive Company
300 Park Avenue
New York, New York 10022

Ladies and Gentlemen:

                         We have acted as counsel to Colgate-Palmolive Company, a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-3 (as it may be amended or supplemented from time to time, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to $1,500,000,000 aggregate initial offering price of debt securities (“Debt Securities”). The Debt Securities are to be issued from time to time under an indenture, dated as of November 15, 1992 (the “Indenture”), between the Company and The Bank of New York, as trustee. The Indenture is incorporated by reference as an exhibit to the Registration Statement.

                         In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records and other documents and certificates as we deemed necessary or appropriate as a basis for the opinions set forth herein. In such examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of all such latter documents. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate, trust or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate, trust or other, and execution and delivery by such parties of such documents and that such documents constitute valid and binding obligations of such parties. In addition, we have assumed that the Debt Securities will be executed in substantially the form reviewed by us and that the terms of the Debt Securities, when established, will not violate, conflict with or constitute a default under (i) any agreement or instrument to which the Company or its property is subject, (ii) any law, rule, or regulation to which the Company is subject, (iii) any judicial or administrative order or decree of any governmental authority or (iv) any consent, approval, license or authorization of any governmental authority. As to any facts material to the opinions expressed herein that were not independently established or verified by us, we have relied upon oral or written statements and representations of officers, trustees and other representatives of the Company and others.

                         Based upon and subject to the foregoing and assuming that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws, (ii) the Registration Statement will be effective and will comply with all applicable laws at the time the Debt Securities are offered or issued as contemplated by the Registration Statement, (iii) a prospectus supplement will have been prepared and filed with the Securities and Exchange Commission describing the Debt Securities offered thereby and will comply with all applicable laws, (iv) all Debt Securities will be issued

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August 29, 2005

and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement, (v) the Company’s Board of Directors (or a committee thereof duly authorized to act on its behalf) (the “Board”) and appropriate officers of the Company will have taken all necessary corporate action to approve the terms of any Debt Securities being offered or issued and (vi) a definitive purchase, underwriting or similar agreement and any other necessary agreement with respect to any Debt Securities offered or issued will have been duly authorized and validly executed and delivered by the Company and the other parties thereto, we are of the opinion as follows:

                         (i)         the Indenture and the Debt Securities have been duly authorized by the Company; and

                         (ii)        when the terms of the Debt Securities have been established by the officers of the Company given authority to do so by the Board and the Debt Securities have been duly authenticated and/or countersigned, executed and issued in accordance with the provisions of the Indenture and duly paid for by the purchasers thereof in accordance with the applicable definitive purchase, underwriting or similar agreement, all required corporate action of the Company will have been taken with respect to the issuance and sale of the Debt Securities and the Debt Securities will have been validly issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

                         The opinions set forth herein are limited to matters of the laws of the State of New York and the General Corporation Law of the State of Delaware. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect. Any opinion expressed herein as to enforceability is qualified in that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, liquidation, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general principles of equity, regardless of whether such enforcement is considered at a proceeding in equity or at law, (iii) requirements that a claim with respect to Debt Securities that are denominated in a foreign currency (or a foreign currency judgment in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined pursuant to applicable law or (iv) governmental authority to limit, delay or prohibit making payments in foreign currency or currency units or payments outside the United States. We note that a judgment for money in an action based on a Debt Security denominated in a foreign currency, currency unit or composite currency in a federal or state court in the United States ordinarily would be enforced in the United States only in U.S. dollars, although certain states, including the State of New York, provide for the rendering of judgments in foreign currencies. The date used to determine the rate of conversion of the foreign currency, currency unit or composite currency in which a particular Debt Security is denominated into U.S. dollars will depend upon various factors, including which court renders the judgment.

                         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Validity of the Debt Securities” in

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August 29, 2005

the prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, /s/ SIDLEY AUSTIN BROWN & WOOD LLP